UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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TrustCo Bank Corp NY

(Name of Registrant as Specified In Its Charter)

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5 Sarnowski Drive, Glenville, New York 12302

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Shareholders of TrustCo Bank Corp NY:

Notice is hereby given that the Annual Meeting of Shareholders of TrustCo Bank Corp NY, a New York corporation, will be held at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303, on May 18, 2009, at 10:00 a.m. local time, for the purpose of considering and voting upon the following matters:

1.	Election of directors.

2.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors for 2009.

3.	Any other business that properly may be brought before the meeting or any adjournment thereof.

By Order of the Board of Directors,

Thomas M. Poitras
Secretary

April 6, 2009

PLEASE SIGN AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE, WHETHER YOU PLAN TO ATTEND THE MEETING OR NOT.  YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE EXERCISE OF THE PROXY.

TRUSTCO BANK CORP NY

PROXY STATEMENT FOR
ANNUAL MEETING OF SHAREHOLDERS
May 18, 2009

This proxy statement is furnished in connection with the solicitation by the board of directors of TrustCo Bank Corp NY (also referred to as “TrustCo” or the “Company”) of proxies to be voted at TrustCo’s Annual Meeting of Shareholders. The Annual Meeting will be held at 10:00 a.m. local time on Monday, May 18, 2009, at Mallozzi’s Restaurant and Banquet House, 1930 Curry Road, Rotterdam, New York 12303.  This proxy statement and the form of proxy were first mailed to shareholders on or about April 6, 2009.

The record date for the Annual Meeting is March 27, 2009.  Only shareholders of record at the close of business on March 27, 2009 are entitled to notice of and to vote at the Annual Meeting.  Shareholders of record on that date are entitled to one vote for each share of TrustCo common stock they hold.  Each share of TrustCo’s common stock has one vote, and, as of March 2, 2009, there were 76,218,339 shares of common stock outstanding.

The Annual Meeting will be held if a majority of the outstanding shares of TrustCo’s common stock, constituting a quorum, is represented at the meeting. If shareholders return a properly executed proxy card, their shares will be counted for purposes of determining a quorum at the meeting even if they abstain from voting.  Shares not voted by brokers and other entities holding shares on behalf of beneficial owners will not be counted in determining a quorum.

All shares of TrustCo’s common stock represented at the Annual Meeting by properly executed proxies will be voted according to the instructions indicated on the proxy card.  If shareholders return a signed proxy card but fail to instruct how the shares registered in their names must be voted, the shares will be voted as recommended by TrustCo’s board of directors.  The board of directors recommends that shareholders vote:

•	“For” each of the nominees for director, and

•	“For” ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors.

If any matter not described in this proxy statement is properly presented at the Annual Meeting, the persons named in the proxy card will use their judgment to determine how to vote the shares for which they have voting authority.  TrustCo does not know of any other matters to be presented at the Annual Meeting.

Any shareholder executing a proxy solicited under this proxy statement has the power to revoke it by giving written notice to the Secretary of TrustCo at its main office address at any time prior to the exercise of the proxy.

TrustCo will solicit proxies primarily by mail, although proxies also may be solicited by directors, officers, and employees of TrustCo or our wholly owned subsidiary, Trustco Bank.  These persons may solicit proxies personally or by telephone, and they will receive no additional compensation for such services.  TrustCo also has retained Regan & Associates, Inc. to aid in the solicitation of proxies for a solicitation fee of $5,250 plus expenses and a delivery fee of $2,500.  The entire cost of this solicitation will be paid by TrustCo.

THE ANNUAL MEETING

A description of the items to be considered at the Annual Meeting, as well as other information concerning TrustCo and the meeting, is set forth below.

Item 1.  Election of Directors

The first item to be acted upon at the Annual Meeting is the election of three directors to serve on the TrustCo board of directors.  The nominees for election as directors for three-year terms expiring at TrustCo’s 2012 Annual Meeting are Thomas O. Maggs, Robert J. McCormick and William J. Purdy.  Each of the nominees is an incumbent director and was approved by TrustCo’s board of directors.

TrustCo’s Certificate of Incorporation provides that TrustCo’s board of directors will consist of not less than five nor more than fifteen members, with, under TrustCo’s Bylaws, the total number of directors to be fixed by resolution of the board or the shareholders.  Currently, the number of directors is fixed at seven.

TrustCo’s Certificate of Incorporation and Bylaws require TrustCo’s board to be divided into three classes, as nearly equal in number as possible, with one class to be elected each year for a term of three years.

The pages that follow set forth information regarding TrustCo’s nominees, as well as information regarding the remaining members of TrustCo’s board.  Proxies will be voted in accordance with the specific instructions contained in the proxy card; properly executed proxies that do not contain voting instructions will be voted “For” the election of TrustCo’s nominees.  If any such nominee becomes unavailable to serve, the shares represented by all valid proxies will be voted for the election of such other person as TrustCo’s board may recommend.  Each of TrustCo’s nominees has consented to being named in this proxy statement and to serve if elected. The board of directors has no reason to believe that any nominee will decline or be unable to serve if elected.

Information with regard to the business experience of each director and nominee and the ownership of common stock on December 31, 2008 has been furnished by each director and nominee or has been obtained from TrustCo’s records.  TrustCo’s common stock is the only class of its equity securities outstanding.

INFORMATION ON TRUSTCO DIRECTORS AND NOMINEES
NOMINEES FOR ELECTION AS TRUSTCO DIRECTORS(1) FOR
THREE-YEAR TERM TO EXPIRE IN 2012

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Thomas O. Maggs, Age 64, President, Maggs & Associates, The Business Brokers, Inc. (insurance broker). Director of TrustCo and Trustco Bank since 2005.	10,540	*

Robert J. McCormick, Age 45, Chairman effective January 1, 2009, President and Chief Executive Officer of TrustCo since January 2004, executive officer of TrustCo since 2001 and President and Chief Executive Officer of Trustco Bank since November 2002. Director of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1995. Robert J. McCormick is the son of Robert A. McCormick.	1,137,468	1.49

William J. Purdy, Age 74, President, Welbourne & Purdy Realty, Inc. Director of TrustCo and Trustco Bank since 1991.	65,303	*

OTHER TRUSTCO DIRECTORS(1)

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Joseph A. Lucarelli, Age 68, President, Traditional Builders (residential home builder and developer). Former President, Bellevue Builders Supply, Inc. Director of TrustCo and Trustco Bank since 1999.	162,023	*

Anthony J. Marinello, M.D., Ph.D., Age 53, Physician. Director of TrustCo and Trustco Bank since 1999.	66,150	*

__________________
See footnotes on page 5.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation(2)	No. of Shares (3)	Percent of Class
Robert A. McCormick, Age 72, Chairman of TrustCo and Trustco Bank 2001-2008. Resigned as Chairman effective January 1, 2009. President & Chief Executive Officer of TrustCo & Trustco Bank 1984-2002. Director of TrustCo and Trustco Bank since 1980. Mr. McCormick retired as an executive officer of TrustCo and Trustco Bank as of November 1, 2002. Robert A. McCormick is the father of Robert J. McCormick.	2,472,904	3.24

William D. Powers, Age 67, Partner, Powers & Company, LLC (consultants). Director of TrustCo and Trustco Bank since 1995.	140,942	*

INFORMATION ON TRUSTCO EXECUTIVE OFFICERS

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Robert T. Cushing, Age 53, Executive Vice President and Chief Financial Officer of TrustCo since January 2004, President, Chief Executive Officer and Chief Financial Officer of TrustCo from November 2002-December 2003. Executive officer of TrustCo and Trustco Bank since 1994. Joined TrustCo and Trustco Bank in 1994.	708,833	*

Scot R. Salvador, Age 42, Executive Vice President and Chief Banking Officer of TrustCo and Trustco Bank since January 2004. Executive officer of TrustCo and Trustco Bank since 2004. Joined Trustco Bank in 1995.	378,877	*

Robert M. Leonard, Age 46, Assistant Secretary of TrustCo and Trustco Bank since 2006. Secretary of TrustCo and Trustco Bank 2003-2006, Administrative Vice President of TrustCo and Trustco Bank since 2004. Executive officer of TrustCo and Trustco Bank since 2003. Joined Trustco Bank in 1986.	84,120	*

__________________
See footnotes on page 5.

	Shares of TrustCo Common Stock Beneficially Owned
Name and Principal Occupation	No. of Shares (3)	Percent of Class
Sharon J. Parvis, Age 58, Assistant Secretary of TrustCo and Trustco Bank since 2005, Vice President of Trustco Bank since 1996. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1987.	52,492	*

Thomas M. Poitras, Age 46, Secretary of TrustCo and Trustco Bank since 2006. Assistant Secretary of TrustCo and Trustco Bank since 2003, Vice President of Trustco Bank since 2001. Executive officer of TrustCo and Trustco Bank since 2005. Joined Trustco Bank in 1986.	67,452	*

_____________
*Less than 1%

TRUSTCO DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS AS A GROUP (12 INDIVIDUALS) BENEFICIALLY OWN 5,347,104 SHARES OF COMMON STOCK, WHICH REPRESENTS 6.84% OF THE OUTSTANDING SHARES.

Footnotes:
(1)	Directors of TrustCo Bank Corp NY are also directors of Trustco Bank.
(2)	Each of the directors has held, or retired from, the same position or another executive position with the same employer during the past five years.
(3)
Each director and executive officer named herein has sole voting and investment power with respect to the shares listed above except as noted below.  Voting or investment power is shared by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers:  Dr. Anthony J. Marinello, 29,397 shares; William D. Powers, 132,942 shares; Robert J. McCormick, 146,006 shares; and Robert M. Leonard, 11,293 shares.  Voting or investment power is held by the spouse or other immediate family members with respect to the number of shares indicated for the following directors or executive officers, each of whom disclaims beneficial ownership of such securities:  Robert T. Cushing, 488,832 shares; Joseph A. Lucarelli, 23,805 shares; Dr. Anthony J. Marinello, 14,868 shares; Robert A. McCormick, 68,994 shares; Robert J. McCormick, 6,440 shares; and Robert M. Leonard, 3,162 shares.  Included for Robert J. McCormick are 120,136 shares in trust at Trustco Bank for which Robert J. McCormick is co-trustee, and 85,501 shares that are held by Trustco Bank as a co-trustee of trusts for the benefit of Robert J. McCormick or his family.  The number of shares owned by each of the directors and executive officers includes options to acquire the following number of shares:  Robert T. Cushing, 220,000 shares; Robert M. Leonard, 47,000 shares; Joseph A. Lucarelli, 16,040 shares; Thomas O. Maggs, 4,000 shares; Dr. Anthony J. Marinello, 18,685 shares; Robert A. McCormick, 1,061,500 shares; Robert J. McCormick, 540,000 shares; William D. Powers, 8,000 shares; William J. Purdy, 18,685 shares; Scot R. Salvador, 330,000 shares; Sharon J. Parvis, 47,805 shares; and Thomas M. Poitras, 41,500 shares.

Board Meetings and Committees

TrustCo’s full board held nine meetings during 2008. All of the directors, except for Robert A. McCormick and Robert J. McCormick, would be considered to be “independent directors” under the listing qualifications rules for companies such as TrustCo, whose shares are traded on The NASDAQ Global Select Market.  TrustCo’s independent directors met in executive session twice during 2008.

TrustCo maintains a Corporate Governance Committee of the board of directors whose purpose is to assist the board in reviewing governance guidelines applicable to the Company.  The directors appointed to serve on the Corporate Governance Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, Robert J. McCormick, William D. Powers, and William J. Purdy.  The committee met twice during 2008.

TrustCo maintains a standing Audit Committee, which held five meetings in 2008.  The directors currently serving on the Audit Committee are William D. Powers (Chairman), Joseph A. Lucarelli, Dr. Anthony J. Marinello, Thomas O. Maggs, and William J. Purdy.  The function of the Audit Committee is described in the committee’s charter, which is included as Appendix A to this proxy statement, and includes the review of TrustCo’s and Trustco Bank’s internal audit procedures and also the review of the adequacy of internal accounting controls for TrustCo and Trustco Bank.  In addition, the Audit Committee annually recommends the use of external audit firms by TrustCo and Trustco Bank in the coming year, after reviewing the performance of existing vendors and available audit resources. Please refer to the discussion under “Audit Committee” for a more detailed description of the Audit Committee’s activities.

TrustCo’s Compensation Committee held five meetings in 2008.  The directors currently serving on the Compensation Committee are Joseph A. Lucarelli (Chairman), Thomas O. Maggs, Dr. Anthony J. Marinello, William D. Powers, and William J. Purdy.  The function of the Compensation Committee is to review general compensation practices of TrustCo and Trustco Bank and to recommend to the board of directors the salary and benefits for executive officers.  Please refer to the discussion under “Compensation Committee” for a more detailed description of the Compensation Committee’s activities.

TrustCo provides an informal process for shareholders to send communications to the board.  Shareholders who wish to contact the board or any of its members may do so in writing to TrustCo Bank Corp NY, Attention: Corporate Secretary, P.O. Box 1082, Schenectady, New York 12301-1082.

Although TrustCo does not have a policy with regard to board members’ attendance at the Annual Meeting of Shareholders, all of the directors are encouraged to attend such meetings, and all of the directors attended the 2008 Annual Meeting.

Director Nomination Policies

Each of the nominees slated for election at the Annual Meeting is an incumbent director and was considered and selected by the board of directors.  The nominees were considered and approved unanimously by TrustCo’s independent directors.

The board of directors believes it is appropriate for TrustCo not to have a standing nominating committee because a high proportion (five out of seven) of TrustCo’s directors are independent directors under The NASDAQ Global Select Market’s listing qualifications rules. Moreover, the board believes that all of its directors have significant expertise in the operations and needs of TrustCo and its board and have valuable insights to offer regarding the value that qualified directors can bring to TrustCo and whether at any given time there might be any needs that the board may have that are not being adequately served by the current board members.  Consequently, the board believes TrustCo and its shareholders are best served by having all directors participate in the deliberative process of choosing nominees for directors of TrustCo.

To provide guidance to the board in its consideration of nominees for board membership, TrustCo’s board of directors has adopted a Director Nominations Policy. The board believes that it is the responsibility of each member of the board to identify, and bring to the attention of the full board, persons who may be suitable for election to the board, and the board maintains an active file of potential suitable candidates for consideration as nominees.

As a general matter, the board believes that a candidate for board membership should have high personal and professional ethics, integrity, and values; an inquiring and independent mind, practical wisdom, and mature judgment; broad policy-making experience in business, government, or community organizations; expertise useful to TrustCo and complementary to the background and experience of other board members; willingness to devote the time necessary to carrying out the duties and responsibilities of board membership; commitment to serve on the board over a period of several years to develop knowledge about TrustCo, its strategy, and its principal operations; and willingness to represent the best interests of all of TrustCo’s constituencies.

After a potential candidate is identified, the board will investigate and assess the qualifications, experience, and skills of the candidate. The investigation process may, but need not, include one or more meetings with the candidate by a member or members of the board. From time to time, but at least once each year, the full board meets to evaluate the needs of the board and to discuss the candidates for nomination to the board. Such candidates may be presented to the shareholders for election or appointed to fill vacancies. All nominees must be approved by a majority of the independent members of the board.

The board will consider written recommendations by shareholders for nominees for election to the board. The persons identified in such recommendations will be evaluated under the same criteria and procedures used for other board candidates. Under TrustCo’s Bylaws, written nominations of persons for election to the board of directors must be delivered or mailed to the board not less than 14 and not more than 50 days prior to any meeting of shareholders called for the purpose of the election of directors, or not later than 7 days prior to the meeting if less than 21 days’ notice of the meeting is provided.

Compensation Committee

The Compensation Committee is responsible for determining the compensation of the chief executive officer and approving the compensation of TrustCo’s and Trustco Bank’s executive officers.  Under the supervision and direction of the Compensation Committee, TrustCo and Trustco Bank have developed compensation policies, plans, and programs that seek to enhance the profitability of TrustCo and Trustco Bank, and ultimately enhance shareholder value, by aligning closely the financial interests of TrustCo’s senior management with those of its shareholders.  The Compensation Committee does not have a charter.

Compensation Committee Report.  The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of TrustCo and Trustco Bank.  Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

COMPENSATION COMMITTEE:	Joseph A. Lucarelli, Chairman
Dr. Anthony J. Marinello
Thomas O. Maggs
William D. Powers
William J. Purdy

Compensation Committee Interlocks and Insider Participation.  Thomas O. Maggs is the president and principal owner of Maggs & Associates, The Business Insurance Brokers, Inc., Schenectady, New York, an insurance brokerage.  TrustCo has retained Maggs & Associates for assistance in obtaining commercial insurance coverage and paid Maggs & Associates commission premiums for such services of $96,315 in 2008 (see “Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates”).  There are no other interlocking relationships as defined by the rules adopted by the Securities and Exchange Commission, and no TrustCo or Trustco Bank officer or employee is a member of the Compensation Committee.

Audit Committee

The Audit Committee of TrustCo’s board is responsible for providing independent, objective oversight of TrustCo’s accounting functions, internal controls, and financial reporting process.  The Audit Committee is composed of five directors, each of whom is independent under listing standards of The NASDAQ Global Select Market, and each member of the Audit Committee satisfies the “financial sophistication” requirement also set forth in those listing standards.  In addition, to assist in the performance of its duties, the Audit Committee retained Marvin and Company, PC, an independent accounting firm, as a consultant to the committee.

The Audit Committee operates under a written charter approved by the board of directors.  Each year, the Audit Committee reviews the adequacy of the charter and recommends any changes or revisions that the committee considers necessary or appropriate.  A copy of TrustCo’s amended Audit Committee Charter, which was reviewed and approved by TrustCo’s board of directors on February 17, 2009, is attached to this proxy statement as Appendix A.

The following table presents fees for professional audit services rendered by KPMG LLP (“KPMG”), TrustCo’s former independent accounting firm, for the audits of TrustCo’s annual consolidated financial statements for the years ended December 31, 2008 and 2007 and the effectiveness of internal controls over financial reporting, and fees billed for other services provided by KPMG during those years.

	2008	2007
Audit fees	$339,500	$399,000
Audit related fees(1)	0	15,000
Tax fees(2)	195,655	255,290
All other fees(3)	111,595	68,800
Total fees	$646,750	$738,090

(1)	For 2007, audit related fees consisted of audit and accounting related services with respect to various registration statements filed with the SEC.
(2)	For 2008 and 2007, tax fees consisted of tax return preparation services, tax advice and tax planning services, such as assistance with tax audits.
(3)
For 2008, all other fees consisted of reviewing SEC matters and accounting research.  For 2007, all other fees consisted of accounting research, consultation on emerging accounting standards and tax planning services.

It is the Audit Committee’s policy to preapprove all audit and nonaudit services provided by the Company’s independent accountants.  In certain circumstances, the Audit Committee’s policies and procedures provide the committee’s chairman with the authority to preapprove services from the Company’s independent accountants, which such approval is then reviewed and approved at the next Audit Committee meeting.  As such, all of the services described above were approved by the Audit Committee.

Audit Committee Report.  Management is responsible for TrustCo’s internal controls and financial reporting process.  TrustCo’s independent accountant for the 2008 audit year, KPMG, was responsible for performing an independent audit of TrustCo’s consolidated financial statements in accordance with the Standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing a report thereon.  TrustCo’s Internal Audit Department is responsible for monitoring compliance with internal policies and procedures.  The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.  In performing its oversight, the Audit Committee reviews the performance of KPMG and TrustCo’s internal auditors.

In connection with these responsibilities, the Audit Committee met with management and KPMG to review and discuss TrustCo’s December 31, 2008 consolidated financial statements.  The Audit Committee also discussed with KPMG the matters required to be communicated to audit committees in accordance with professional standards and received the written disclosures and a letter from KPMG required by relevant regulatory and professional standards regarding auditor communications with audit committees concerning independence.

The Audit Committee discussed KPMG’s independence with KPMG and has considered whether the nonaudit services provided by KPMG during the fiscal year ended December 31, 2008 were compatible with maintaining KPMG’s independence.  The committee has concluded that the nonaudit services provided do not impair the independence of KPMG.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described in the preceding paragraphs, the Audit Committee has recommended that the board of directors include the audited consolidated financial statements in TrustCo’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission.

AUDITCOMMITTEE:	William D. Powers, Chairman
Joseph A. Lucarelli
Dr. Anthony J. Marinello
Thomas O. Maggs
William J. Purdy

Vote Required and Recommendation

The three nominees for election to the TrustCo board for three-year terms expiring at the 2012 Annual Meeting of Shareholders who receive the greatest number of votes will be elected to the board. Each nominee must, however, receive the affirmative vote of a majority of the outstanding shares of TrustCo common stock in order to be elected a director.

THE TRUSTCO BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE TRUSTCO DIRECTOR NOMINEES AS TRUSTCO DIRECTORS, WHICH IS ITEM 1 ON THE TRUSTCO PROXY CARD.

Item 2.  Ratification of the Appointment of Independent Public Accounting Firm

The Audit Committee of TrustCo’s board of directors has recommended, and the board of directors on March 3, 2009 appointed, Crowe Horwath LLP as TrustCo’s independent accountant for the year ending December 31, 2009.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Crowe Horwath LLP for the fiscal year ending December 31, 2009.  Representatives of Crowe Horwath LLP are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

On March 3, 2009, the Audit Committee notified KPMG that it had been dismissed as TrustCo’s independent registered public accounting firm effective as of that date.  Representatives from KPMG are expected to be present at the Annual Meeting to make a statement if they so desire and are also expected to be available to respond to appropriate questions that may be raised.

The audit reports of KPMG on the consolidated financial statements of TrustCo Bank Corp NY as of the years ended December 31, 2008 and 2007 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles, except that (i) the KPMG audit report on the 2008 consolidated financial statements did contain an explanatory paragraph noting that TrustCo Bank Corp NY adopted Statement of Financial Accounting Standards “SFAS” No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment of FASB Statement No. 115” as of January 1, 2007 and (ii) the KPMG audit report on the 2007 consolidated financial statements did contain an explanatory paragraph noting that TrustCo Bank Corp NY adopted SFAS No. 159 and SFAS No. 158 “Employer’s Accounting for Defined Benefit Pension and Other Postretirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132(R)” as of December 31, 2006 and Staff Accounting Bulletin No. 108 “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” as of January 1, 2006.

The audit reports of KPMG on the effectiveness of internal controls over financial reporting as of December 31, 2008 and 2007 did not contain an adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2008 and 2007 and the subsequent interim period through March 3, 2009, there were no disagreements with KPMG on any matter of accounting principle or practice, financial statement disclosure, auditing scope or procedure, whereby such disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make reference thereto in their report on the financial statements for such years. Further, there have been no reportable events (as defined in Item 304(a)(1)(v) of the SEC’s Regulation S-K). TrustCo requested that KPMG furnish us with a letter addressed to the SEC, stating whether they agreed with the foregoing statements, and if not, stating the respects in which they do not agree.  That letter from KPMG concurring with the above statements was filed as an exhibit to the Current Report on Form 8-K filed on March 6, 2009.

TrustCo had not consulted with Crowe Horwath LLP during 2008 or 2007 or the period from December 31, 2008 through March 3, 2009, on either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion Crowe Horwath LLP might issue on TrustCo’s financial statements.

Vote Required and Recommendation

The affirmative vote of a majority of all of TrustCo's issued and outstanding shares of common stock is required to ratify the appointment of Crowe Horwath LLP as TrustCo’s independent accountants for the year ending December 31, 2009.  Abstentions on properly executed proxy cards and shares not voted by brokers and other entities holding shares on behalf of beneficial owners will have the same effect as a vote “against” this proposal.  Dissenters’ rights are not available to shareholders who object to the proposal.

THE TRUSTCO BOARD RECOMMENDS THAT TRUSTCO SHAREHOLDERS VOTE FOR THIS PROPOSAL, WHICH IS ITEM 2 ON THE TRUSTCO PROXY CARD.

Other Matters

TrustCo’s board of directors is not aware of any other matters that may come before the Annual Meeting.  However, the proxies may be voted with discretionary authority with respect to any other matters that may properly come before the Annual Meeting.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The objectives of TrustCo’s compensation program are to attract, retain and motivate outstanding executive talent.

The Company seeks to offer a compensation structure that is designed to compare favorably with our competitive peer group while taking into account the experience and responsibilities of the particular executive officer and to provide compensation incentives that promote the enhancement of shareholder value. TrustCo combines both annual and long-term cash and stock incentives with its overall business plans and objectives. The total executive compensation opportunity is intended to create a compensation program that motivates executives to a high level of performance. It is the intention of the compensation program to reward executive officers for achieving the objectives of TrustCo through their dedication and best efforts of their time and attention to the affairs of the Company.

The Compensation Committee of the board of directors has the responsibility of establishing annual salaries and reviewing and implementing bonuses and long-term incentives for the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) and also assists the senior management of the Company, including the Chief Executive Officer, in making compensation decisions with respect to the Company’s other executive officers.  It is the aim of the Compensation Committee to determine salary and benefit levels of executive compensation (including the compensation of the Chief Executive Officer) principally upon the basis of overall corporate performance.  In making any such determination, the Compensation Committee will consider a number of factors including TrustCo’s and Trustco Bank’s return on equity, attainment of net income goals, how the Company performs against its peers in the banking environment, total asset targets, overall profitability from year to year, banking experience of individual officers, scope of responsibility with the overall organization, performance, and particular contributions to TrustCo and Trustco Bank during the course of the year. The Compensation Committee also considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of Trustco Bank’s market.  The Commmitte uses discretion when determining compensation levels and considers all of the above criteria.  It does not assign a specific weight to any of these factors.

For purposes of comparing the Company’s compensation system with others, the Compensation Committee utilizes an industry group comprised of all New York- and Florida-based banks and thrifts with assets of $2 billion to $10 billion (as of September 30, 2008).  The resulting peer group contained 14 banks of which ten were based in New York and four were based in Florida.  The committee felt that since the Company’s major market areas are in New York and Florida, these comparably sized companies were a reasonable representation of its peers.  TrustCo also has branch offices in Vermont, Massachusetts and New Jersey, but those offices are extensions of its New York franchises.  TrustCo had total assets as of September 30, 2008 of approximately $3.4 billion.

The members of the peer group are:

BankAtlantic Bancorp. ( Florida)	Intervest Bancshares Corporation (New York)
BFC Financial Corporation (Florida)	NBT Bancorp Inc (New York)
Capital City Bank Group, Inc. (Florida)	Provident New York Bancorp (New York)
Community Bank Systems, Inc. (New York)	Seacoast Banking Corporation of Florida (Florida)
Dime Community Bancshares, Inc. (New York)	Signature Bank (New York)
First Niagara Financial Group, Inc. (New York)	Sterling Bancorp (New York)
Flushing Financial Corporation (New York)	Tompkins Financial Corporation (New York)

All peer data referenced in the Compensation Discussion and Analysis including performance measurements and salary information was obtained from SNL Financial, a financial information research firm.

While TrustCo is of similar size to the members of the peer group, the Compensation Committee also takes into consideration in determining the compensation of the Company’s senior executives what the committee considers to be the unique size of TrustCo’s executive group as compared to other financial institutions.  TrustCo and Trustco Bank currently operate with three senior executive officers, all of whom have a very broad scope of responsibilities, whereas the Committee believes the other institutions in this peer group have a larger pool of such officers.  Messrs. McCormick, Cushing, and Salvador have all of the Company’s operating departments reporting to them including the departments headed by Mr. Leonard and Ms. Parvis.  Further, utilizing recent performance data, the Compensation Committee concluded TrustCo’s overall performance compared favorably with that of the peer group in 2008 (through September 30, 2008) TrustCo’s annualized return on average equity was 15.06%1 compared to 8.17%1 for the peer group.  For the same period, TrustCo’s return on average assets and efficiency ratio was 1.05%1 and 49.97%1, respectively compared to 0.80%1 and 61.98%1 for the peer group.  The compensation levels of the peer group are discussed as part of the description of the various elements of the Company’s executive compensation program.  In general, the Compensation Committee believes the compensation levels are appropriate when all factors are considered.

For 2008 there were three basic elements to TrustCo’s compensation program, each of which has sub-elements: annual compensation (salary and bonus), long-term compensation (stock options and performance bonus programs), and retirement (defined benefit pension plan, profit sharing/401(k) plan, and supplemental retirement plan).  In 2008, the Company made significant changes with respect to the annual compensation and retirement elements of its compensation program.  As a general matter, compensation decisions with respect to each of the basic elements of the compensation program are made independently of the decisions made with respect to the other elements.  The Compensation Committee does, however, consider the total compensation paid or payable to an officer when making compensation decisions.

Annual Compensation Components

For 2008, the annual compensation for TrustCo’s executive officers was comprised of salary and annual bonus.  As discussed in more detail below, during 2008 TrustCo adopted changes to its annual compensation program to freeze its Executive Officer Incentive Plan, which historically has been the major source of bonus compensation, and replace it with increased base salary.

_______________________
1 Percentages presented at annualized rate.

Salary.  Annual salary is the base compensation for the Company’s officers and is designed to reward officers for services rendered by them during the year.  The salaries for TrustCo officers are established based upon the scope of their respective responsibilities, taking into account competitive market compensation paid by the peer group for similar positions along with the performance of these companies relative to the performance of the Company.  Salaries are reviewed at least annually and are also reviewed upon the request of the board of directors.  In June 2008, the Committee met to review the salaries of the executive officers.  After a review, the Committee felt that the Bank was performing significantly above peer group averages and effective June 30, 2008, increased Robert J. McCormick’s salary from an annual rate of $360,000 to an annual rate of $400,000, and Robert T. Cushing’s salary from an annual rate of $300,000 to an annual rate of $310,000.  Scot R. Salvador’s salary remained at $225,000.

For 2009, based upon its review of the total annual compensation paid by members of the peer group, the Compensation Committee recommended that the base salaries for Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador be set at $880,000, $610,000, and $460,000, respectively, taking into account, as discussed below, the freezing of the Company’s Executive Officer Incentive Plan so that no bonus will be paid under this plan for 2009.  While these amounts represent a substantial increase from their base salaries for 2008, the amounts reflect the Compensation Committee’s conclusion that the Company’s performance during 2008 and its expected performance for 2009 have been exemplary and are expected to continue.  The increased base salaries therefore reflect the Compensation Committee’s analysis of the executive officer’s performance.  By way of comparison, for 2007 (the last date for which such information was available at the time the Compensation Committee determining 2009 compensation) the average chief executive officer base salary for the peer group was $507,000 compared to $380,000 for Mr. McCormick in 2007 and $360,000 for 2008.  The average base salary for other executive officers of the peer group for 2007 was $363,000 compared to $305,000 for Mr. Cushing in 2007 and $300,000 for 2008 and $225,000 for Mr. Salvador for both 2007 and 2008.  In determining these salaries, TrustCo requires that these salaries be competitive within the peer group, along with comparing the level of responsibility of the peer group with the scope of responsibility of TrustCo executives.

The salaries for Robert M. Leonard and Sharon J. Parvis, and other executive officers of TrustCo are determined by Robert J. McCormick, the Chief Executive Officer, with the assistance of the Compensation Committee.  In determining this compensation, Mr. McCormick takes into consideration the Company’s overall financial performance along with the performance of the individual and the responsibilities each officer holds within the organization, each officer’s experience, and the goals of each department for which the officer has responsibility.  After Mr. McCormick’s review, and discussion with the Compensation Committee, the salaries for Robert M. Leonard and Sharon J. Parvis were placed at $130,000 and $120,000 respectively.

Bonus.  Through 2008, the bonus component of TrustCo executive officer’s annual compensation was provided under the Executive Officer Incentive Plan pursuant to which annual bonuses were determined by the Company’s return on equity (defined in the plan as net income divided by the sum of average total shareholders’ equity exclusive of average accumulated other comprehensive income or loss minus any equity transaction directly in conjunction with a merger or acquisition).  No bonus was payable if the return on equity was below 13%, and for returns of 13% and above, the bonus was determined by the application of the following formula:

Return on Equity	Bonus (As a Percentage of Salary)
13%	40%
14%	50%
15%	60%
16%	75%
17%	90%
18%	105%
19%	125%*
____________________
*	The bonus percentage would be further increased by 15% for each percentage point the return on equity of TrustCo Bank Corp NY exceeds 19%.

Annually, the Compensation Committee reviews the operation of the Executive Officer Incentive Plan with respect to its objectives and decides whether or not the plan, including the performance measures and payout amounts, should be revised or amended. In evaluating the plan, the Committee utilizes performance data prepared by SNL Financial with respect to the above-described peer group.  During this review in 2008, the Committee concluded that the Executive Officer Incentive Plan was too restrictive due to the changes that have occurred within the financial industry and did not provide for the Committee to consider other factors that would reflect management’s performance.  For instance, during the third quarter of 2008 the banking industry as a whole lost approximately $4.0 billion, the fourth loss in as many quarters.  Also, for that quarter the industry’s return on average assets fell to a negative 1.35% and its return on average equity fell to a negative 14.88%.  Due to these extraordinary times, banks have been encouraged to increase equity and thus drive down a company’s average return on equity.  TrustCo itself has recently announced plans to retain additional capital by reducing the amount of the Company’s dividend; this action would have the effect of reducing return on equity.  The Committee felt that these conditions were not under the direct control of the executive team and therefore approved a secondary bonus to be paid to Messrs. McCormick, Cushing, and Salvador, each in such an amount that would result in an aggregate bonus inclusive of the bonus paid for 2008 under the Executive Officer Incentive Plan, of 90% of their 2008 base salary.  The amounts of these bonuses were $342,000, $274,500, and $202,500 for Messrs. McCormick, Cushing and Salvador, respectively.  As of September 30, 2008 (the most recent quarterly information available to the Compensation Committee when it was making its compensation decisions), TrustCo’s return on average equity was approximately 1.84 times the peer group average, however, according to the current bonus plan the executive would be paid a bonus of 50% of base salary compared with a 90% bonus of base salary paid for 2007.  The Committee concluded that the performance of the Company during 2008, with respect to not only the peer group but also the financial industry as a whole, merited bonuses to the senior executive officers that were in line with 2007 bonuses.

Also in 2008, the Compensation Committee decided that the Executive Officers Incentive Plan should be frozen following 2008 so that no additional payments would be made under the plan.  This decision was based on the Committee’s view that, in light of the current economic circumstances, the Compensation Committee should consider other factors than the return on equity criterion provided for in the Executive Officer Incentive Plan.  Also, the Committee decided that executive officer base salaries should be increased to reflect the freezing of the Executive Officer Incentive Plan.  This decision reflected the Committee’s view that it was appropriate in this time of economic uncertainty for the executive’s cash compensation to be less dependent on the achievement of performance standards and that the other, more long-term focused aspects of the Company’s compensation program, such as option awards and the performance bonus plan, were sufficient to continue to motivate the executive officers.

The annual bonuses for the Company’s other executive officers, including Ms. Parvis and Mr. Leonard, are paid pursuant to the Trustco Bank Senior Incentive Plan, which is designed to provide participants with the opportunity for annual incentive awards for achievement of objectives as established by the Chief Executive Officer, Mr. McCormick.  The Compensation Committee annually reviews and approves the decisions made under the Senior Incentive Plan.  A major component of the decision-making with respect to awards under the plan is Trustco Bank’s performance under its profit plan.  For each year, a profit plan is developed and submitted to the board of directors for approval.  The profit plan establishes targeted levels for return on assets, total assets, total deposits, and net income.  The amount, measured as a percentage of annual salary, of a participant’s bonus is determined in the sole discretion of the Chief Executive Officer, with such determination to take into account Trustco Bank’s performance in the year just ended with respect to the profit plan and the participant’s contribution to such performance.  The return on equity of the company and Trustco Bank are also taken into account.  For 2008, Mr. McCormick determined, after reviewing Trustco Bank’s performance, that the incentive award to be made to each of Ms. Parvis and Mr. Leonard should be 22% of base salary, which amounted to $26,400.

Employment Agreements

As discussed in more detail below, TrustCo and Trustco Bank have entered into employment agreements with Messrs. McCormick, Cushing, and Salvador that generally provide for their annual compensation.  The agreements also provide for termination and severance benefits, change of control benefits, and various other personal benefits.  The Compensation Committee reviews the terms and conditions of the employment agreements in connection with its annual consideration of the Company’s compensation programs.

In December 2008, the Company and its senior executive officers agreed to amend and restate the employment agreements.  The purpose of the amended agreements (which are substantially identical and which became effective as of January 1, 2008) were to reflect the changes described above with respect to annual salary and the Executive Officer Incentive Plan.  The 2008 amendment also contained changes to the employment agreements to bring them into compliance with Section 409A of the Internal Revenue Code.  Additionally, as discussed below, after discussion with the executive officers, the committee decided to freeze the TrustCo and Trustco Bank Supplemental Retirement Plan “SERP” as of December 31, 2008.  The employment agreements now provide that the executive officers will receive an amount annually equal to the incremental amount that would have been credited for the year to the executive’s supplemental account balance under the SERP as such plan was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.  The change would result in no additional benefit for the executive officers except they would receive an amount equal to the annual SERP contribution plus related interest directly instead of upon their retirement.  The executives also may now participate in TrustCo’s Profit Sharing/401(k) Plan.  The amounts already accrued in the SERP will remain deferred until the executive officer retires.

Long-Term Incentive Program

In addition to annual compensation, TrustCo also has implemented a long-term incentive compensation program. TrustCo believes that motivation with respect to long-term goals is achieved through an ownership culture that encourages long-term performance by executive officers through the use of stock-based awards. TrustCo’s long-term incentive program includes stock options and its Performance Bonus Plan.

Stock Options.  TrustCo’s Stock Option Plan has been established to advance the interests of TrustCo and its shareholders by providing to executive officers an opportunity to acquire equity ownership in the Company along with the incentive advantages inherent in that equity ownership.

It is the responsibility of the Compensation Committee to determine the time and amount of stock options awarded and the other terms and conditions of the option awards, including the exercise price, vesting schedule, and expiration dates.  The Compensation Committee’s actions are ultimately judgments based upon the Committee’s ongoing assessment and understanding of TrustCo and its executive officers, the performance of its executive officers, and whether an award of stock options would provide an appropriate incentive to the executive officers’ contribution to TrustCo’s future performance.  Stock option awards are designed to ensure each executive officer has a sense of ownership in the financial growth of the Company.

On June 2, 2008, the Compensation Committee approved the issuance of options to both the directors and designated employees.  Additional information regarding the option awards is contained in the table captioned “Grant of Plan Based Awards – 2008.”  The options were issued under the 2004 TrustCo Bank Corp NY Stock Option Plan.  The options will vest over five years and the option price is the June 2, 2008 closing stock price of TrustCo’s common stock.

Historically, TrustCo has made periodic (generally but not always annual) grants of options to key employees and executive officers.  The Compensation Committee’s policy is to make option awards on a consistent date (typically the first business day of June) in order to provide a reasonable amount of certainty as to the timing of the awards and to avoid any possible concerns with respect o manipulation of the timing of the option award.  Further, the Compensation Committee consults with outside financial and accounting advisers with respect to the amount and terms of the option awards.  These grants are made to enhance the link between the creation of shareholder value and long-term executive compensation.  The Compensation Committee approved management’s recommendation for the total number of options to be issued.  The number of options granted to each employee is based on their overall responsibility in reaching TrustCo’s goals and are consistent with previously awarded grants.  The awards vest in equal increments over five years, which is consistent with other years in which grants were awarded.  The board felt there was no reason to divert from past practices.

Performance Bonus Plan.  The second aspect of TrustCo’s long-term incentive program is its Performance Bonus Plan, which generally provides compensation to the Company’s senior executive officers (Messrs. McCormick, Cushing, and Salvador) in the event of a change in control of the Company.  The Compensation Committee believes that regional banking institutions such as the Company are continually subject to being acquired by third parties. It is the belief of the Compensation Committee that following a “change of control” TrustCo’s senior executive officers would not have the same level of responsibility as they currently have with TrustCo and that their compensation would thus be adversely affected by the control change.  Because executives may perceive significant risks regarding acquisition transactions (such as the risk of reduced authority and compensation described above), TrustCo and Trustco Bank implemented a Performance Bonus Plan that, along with the change in control benefits available under the senior executives’ employment agreements, is designed to encourage highly qualified executives to remain with the Company and to attract other executives as may be necessary. Through the Performance Bonus Plan, senior executive officers are encouraged to remain with TrustCo and Trustco Bank and seek to increase shareholder value.

Under the Performance Bonus Plan, the senior executive officers have been awarded units, the ultimate value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan. The units so awarded vest fifteen days prior to the scheduled closing date of a change in control, upon the occurrence of an unannounced change in control, or upon a participant’s termination of employment for reasons other than cause within one year prior to a change in control.  Payment to a participant under the plan must be made within ten days after the change in control.

The Compensation Committee believes that the definition of change in control (which is substantially the same as the definition contained in the senior executives’ employment agreements and is substantially the definition set forth in the U.S. Treasury Department regulations under Section 409A of the Internal Revenue Code) is customary within the banking industry and that the circumstances under which change in control payments would be made are reasonable. (The change in control definition is described below under “Executive Compensation Payments and Awards.”)  Each of the Company’s senior executive officers has been awarded an equal number of Performance Bonus Units. The Company does not make annual awards of units under the Performance Bonus Plan; rather, the units were awarded at the plan’s inception in 1997 and have subsequently been awarded only when a person first becomes a senior executive officer.

The Compensation Committee believes the Performance Bonus Plan continues to enhance the goal of an ownership culture through long-term incentives thereby advancing the interest of the Company and its shareholders. In December 2008, the Compensation Committee and the full board approved amendments to the Performance Bonus Plan in order to achieve plan compliance with Section 409A of the Internal Revenue Code.

Retirement Plans

The retirement plans available to TrustCo’s officers and employees include the Retirement Plan of Trustco Bank, the Trustco Bank Profit Sharing/401(k) Plan, and the Company’s Supplemental Retirement Plan.

Retirement Plan and Profit Sharing/401(k) Plan.  The Trustco Bank Retirement Plan is a defined benefit pension plan pursuant to which annual retirement benefits are based on years of service to a maximum of 30 years and average annual earnings of the highest five consecutive years during the final ten years of service. The defined benefit retirement plan is fully funded by Trustco Bank contributions.  The Retirement Plan was “frozen” in 2006, and there will be no new participants in the plan.  Participants in the plan during 2006 are entitled to benefits accrued as of December 31, 2006.  TrustCo and the Compensation Committee believe that, for companies nationwide, the primary vehicle for employee retirement benefits is the 401(k) savings plan.  To meet increased employee expectations in this regard, TrustCo enhanced its Profit Sharing Plan in 2006 to include a 401(k) feature, thereby making this the primary retirement plan for TrustCo.

Each of the executive officers named in this proxy statement participates in the Retirement Plan, but, through 2008, the senior executive officers were not eligible to participate in the Profit Sharing/401(k) Plan in light of their participation in the Executive Officer Incentive Plan.  Beginning January 1, 2009, TrustCo’s senior executive officers became eligible to participate in the Profit Sharing/401(k) Plan following the changes to the Executive Officer Incentive Plan.

Supplemental Retirement Plan. The SERP is an unfunded, nonqualified, and non-contributory deferred compensation plan. The amounts of supplemental retirement benefits payable under the plan are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (i) the total retirement benefit the participant would have received under the Trustco Bank Retirement Plan without taking into account limitations on compensation, annual benefits, and years of service; and (ii) the retirement benefit the participant is projected to receive under the Trustco Bank Retirement Plan at normal retirement (up to a maximum of $7,000,000).  Through 2008, the Company’s annual contribution to the SERP was determined pursuant to a formula set forth in the plan.  The Compensation Committee established the plan to provide supplemental benefits; however, neither annual contributions to the SERP nor the direct annual payments to be made to the senior executive officers beginning in 2009 in lieu of the SERP contributions are specifically evaluated by the Compensation Committee in determining annual compensation.

The Compensation Committee believes that the SERP together with the Retirement Plan and the Profit Sharing/401(k) Plan promote executive retention and allow the executive to focus on the long-term success of TrustCo. Participation in the SERP is limited to a select group of executives of TrustCo who are highly compensated employees, and an employee must be selected by the board of directors to participate in the Plan.  As a result of the effect of Section 409A of the Internal Revenue Code in December 2008, TrustCo’s senior executives made a recommendation to the Compensation Committee to freeze the SERP effective December 31, 2008, requesting that the amount of the Company’s annual contribution to the SERP for each officer instead be paid directly to each officer.  The Committee considered the request and decided to add a corresponding amendment to the SERP (in addition to the SERP amendments already under consideration by the Committee to achieve compliance with Section 409A).  All assets currently accrued in the SERP will remain until the separation of service of the executive.

Executive Compensation Payments and Awards

The following table sets forth, for the fiscal year ended December 31, 2008, the compensation paid to or accrued on behalf of the most highly compensated executive officers of TrustCo. Each of the executive officers described in the following table (with the exception of Robert M. Leonard and Sharon J. Parvis) has an employment agreement and a supplemental retirement agreement.

Summary Compensation Table

	Year	Salary	(1) Bonus	Stock Awards	(2) Option Awards	Non-equity Incentive Plan Compensa-tion	(3) Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	(4) All Other Compensa-tion	Total
		($)	($)	($)	($)	($)	($)	($)	($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Robert J.	2008	380,000	342,000	- -	15,313	- -	11,018	230,598	978,929
McCormick	2007	360,000	324,000	- -	22,633	- -	6,847	240,693	954,173
President & Chief	2006	370,000	388,500	- -	- -	- -	21,534	242,247	1,022,281
Executive Officer, TrustCo and Trustco Bank
Robert T. Cushing	2008	305,000	274,500	- -	19,141	- -	20,755	211,766	831,162
Executive Vice	2007	300,000	270,000	- -	18,861	- -	12,487	206,062	807,410
President & Chief	2006	302,500	317,625	- -	- -	- -	35,694	203,874	859,693
Financial Officer, TrustCo and Trustco Bank
Scot R. Salvador	2008	225,000	202,500	- -	7,656	- -	7,312	145,458	587,926
Executive Vice	2007	225,000	202,500	- -	16,975	- -	4,613	169,180	618,268
President & Chief	2006	208,125	218,531	- -	- -	- -	21,297	159,997	607,950
Banking Officer, TrustCo and Trustco Bank
Robert M. Leonard	2008	120,000	26,400	- -	1,021	- -	6,812	5,967	160,200
Assistant Secretary,	2007	120,000	26,400	- -	849	- -	4,178	6,005	157,432
TrustCo and Trustco	2006	115,000	25,300	- -	- -	- -	15,491	8,313	164,104
Bank and Administrative Vice President, Trustco Bank
Sharon J. Parvis	2008	120,000	26,400	- -	6,563	- -	10,556	- -	163,519
Assistant Secretary,	2007	120,000	26,400	- -	7,275	- -	11,105	- -	164,780
TrustCo and Trustco	2006	115,000	25,300	- -	- -	- -	29,627	- -	169,927
Bank and Vice President, Trustco Bank
Footnotes on next page.

Summary Compensation Table Footnotes:
(1)
The bonus payments included in column (d) for Messrs. McCormick, Cushing, and Salvador are calculated in accordance with the Executive Officer Incentive Plan and the supplemental bonus approved by the board of directors.  The bonus payments for Mr. Leonard and Ms. Parvis are based upon the Trustco Bank Senior Incentive Plan.  The operation of these plans is discussed in the “Compensation Discussion and Analysis.”

(2)
Included in column (f) is the value, calculated in accordance with Statement of Financial Accounting Standards No. 123R (Share Base Payment) for the stock option awards in 2008 and 2007 (no option grants were made in 2006).  Costs are spread over the vesting period of five years.  The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2008 and 2007.

(3)
The information contained in column (h) is derived from the increase in value of vested benefits accrued under the Trustco Retirement Plan.  See the table “Pension Benefits” for more details on the methodology followed to perform these calculations and a discussion of TrustCo and Trustco Bank retirement benefits generally.

(4)
Included in column (i) are all other compensation paid to the named executive officers including tax expenses of $27,000, $31,000 and $23,000 for Messrs. McCormick, Cushing and Salvador, respectively, for 2008 incurred on deferred retirement plans and other benefits, personal use of auto, health insurance, tax planning assistance, and personal use of clubs.  Also included in this column is nonqualified deferred compensation in accordance with the TrustCo Supplemental Retirement Plan as described further under “Nonqualified Deferred Compensation.” For 2008, the Company recognized under this plan $168,000, $140,000, and $93,000 of expense for Messrs. McCormick, Cushing, and Salvador, respectively.

TrustCo and Trustco Bank have entered into employment contracts with Messrs. McCormick, Cushing, and Salvador. Under these agreements, each officer’s annual compensation will be his base salary (in 2009, $880,000, $610,000, and $460,000, respectively).  In subsequent years, the annual base salary of each officer may not be less than his annual base salary for the preceding calendar year and each officer is entitled to participate fully in any disability, death benefit, retirement, executive incentive compensation, or pension plans maintained by TrustCo or Trustco Bank.  Commencing in 2009, in addition to the annual compensation, each executive is to be paid an amount equal to the incremental amount plus interest that would have been credited for the year to the executive’s supplemental account balance under the SERP as the SERP was in effect on December 31, 2007, and had it not been amended to cease additional benefit accruals following December 31, 2008.

Upon termination of the executive’s employment due to retirement, disability, death, or termination of executive for any reason other than good cause (as defined in the employment agreements) within two years after a change in control (also as defined in the agreements), TrustCo must, for the longer of the life of the executive or the life of his spouse, reimburse the executive or his spouse for otherwise unreimbursed medical expenses and for medical and health benefits, including medical insurance premiums.  These benefits are in addition to the general disability, death benefit, retirement, and pension plans maintained by TrustCo and Trustco Bank.  The employment agreements generally define retirement as the earliest retirement date applicable to the executive in question under the Retirement Plan of Trustco Bank.  The term “disability” is defined as a mental or physical condition (i) in the opinion of a physician mutually agreed upon by the board of directors of TrustCo and Trustco Bank and the executive officer that will prevent the executive officer from carrying out the material job responsibilities or duties to which he was assigned at the time the disability was incurred, and (ii) is expected to last for an indefinite duration or a duration of more than six months.

In the event the employment of Messrs. McCormick, Cushing or Salvador is terminated for any reason other than good cause or retirement at the mandatory retirement age within twelve months prior to a change in control, or a change in control occurs while the executive is employed by either or both of TrustCo or Trustco Bank, then the executive will receive an amount equal to 2.99 times his then-current annual compensation, to be paid in a single lump sum within 10 days of termination.  The employment agreement also provides for a gross-up payment in the event that the amount payable upon an officer’s termination under the employment agreement or any other agreement is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code.  In addition, each employment agreement provides for the payment in full of each officer’s retirement, pension, and profit sharing plan compensation; the cost of any legal expenses incurred as a result of such termination; and, unless the termination was for good cause, the transfer of the executive officer’s company car (at book value) and country club membership.

Under the employment agreements, “good cause” means the executive’s commission of an act of fraud, embezzlement or theft constituting a felony against either of TrustCo or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive.

Also under the employment agreements, a “change in control” means a change in the ownership of TrustCo, a change in the effective control of TrustCo or Trustco Bank, or a change in the ownership of a substantial portion of the assets of TrustCo or Trustco Bank (as provided in Section 409A of the Internal Revenue Code and any guidance or regulations under Section 409A). The Section 409A regulations provide the following:

•
Subject to certain exceptions specified in the agreements, a change in the ownership of TrustCo or Trustco Bank occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of TrustCo that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of TrustCo or Trustco Bank;

•
A change in the effective control occurs only on the date that either: (i) any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of TrustCo or Trustco Bank possessing 30% or more of the total voting power of the stock of TrustCo or (ii) a majority of members of TrustCo’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of TrustCo’s board of directors prior to the date of the appointment or election; or

•
A change in the ownership of a substantial portion of TrustCo’s or Trustco Bank’s assets occurs on the date that any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from TrustCo or Trustco Bank that have a total gross fair market value equal to or more than 40% of the total gross fair market value of all of the assets of TrustCo immediately prior to such acquisition or acquisitions.  For his purpose, gross fair market value means the value of the assets of TrustCo, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets:

Each of the employment agreements defines “termination” to include the unilateral election of the executive to terminate this agreement and his employment with TrustCo and Trustco Bank after a change of control or the executive otherwise experiences a “separation from service” with TrustCo and Trustco Bank as that term is defined under Section 409A of the Internal Revenue Code.

TrustCo and Trustco Bank must provide indemnification rights and benefits to each executive to the fullest extent permitted by law and the charter or bylaws of TrustCo and Trustco Bank. Any amendment or revision to such charter or bylaws that adversely affects the indemnification rights or benefits available to the executive under such charter or bylaws as of January 1, 2008 will not be effective against the executive unless the executive has consented in writing to such amendment or revision.  Further, the indemnification provided under the agreements will not be exclusive of any other rights to which the executive may be entitled under the charter or bylaws of TrustCo and Trustco Bank or any statute, other agreement, vote of stockholders or disinterested directors, or otherwise

Awards Under Option Plans

The following tables set forth information relating to grants of plan-based awards to the named executive officers during 2008 and all options held at December 31, 2008 by those officers.

Grant of Plan Based Awards – 2008

Name	Grant Date	All Other Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards(1) ($/share)	Grant Date Fair Value of Option Awards(2) ($)
Robert J. McCormick	06/02/2008	150,000	8.29	132,000
Robert T. Cushing	06/02/2008	75,000	8.29	66,000
Scot R. Salvador	06/02/2008	75,000	8.29	66,000
Robert M. Leonard	06/02/2008	10,000	8.29	8,800
Sharon J. Parvis	06/02/2008	7,500	8.29	6,600
_________________
(1)	Exercise price is the closing price of the Company stock on the grant date.
(2)
Fair Value is calculated in accordance with Statement of Financial Accounting Standards No. 123 R (Share Base Payment).  The assumptions made in the valuation of the awards are described in the footnotes to TrustCo’s consolidated financial statements for the years ended December 31, 2008 and 2007.

Outstanding Equity Awards at Fiscal Year-End 2008
Option Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable(1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(2)
	(#)	(#)	(#)	($)
Robert J. McCormick	300,000	0	0	13.55	11/19/2014
	200,000	0	0	12.15	01/21/2015
	40,000	160,000	160,000	9.91	06/01/2017
	0	150,000	150,000	8.29	06/02/2018
Robert T. Cushing	100,000	0	0	13.55	11/19/2014
	100,000	0	0	12.15	01/21/2015
	20,000	80,000	80,000	9.91	06/01/2017
	0	75,000	75,000	8.29	06/02/2018
Scot R. Salvador	50,000	0	0	11.83	07/24/2012
	150,000	0	0	13.55	11/19/2014
	100,000	0	0	12.15	01/21/2015
	30,000	120,000	120,000	9.91	06/01/2017
	0	75,000	75,000	8.29	06/02/2018
Robert M. Leonard	23,000	0	0	9.75	03/16/2011
	7,500	0	0	11.83	07/24/2012
	7,500	0	0	13.55	11/19/2014
	7,500	0	0	12.15	01/21/2015
	1,500	6,000	6,000	9.91	06/01/2017
	0	10,000	10,000	8.29	06/02/2018
Sharon J. Parvis	7,935	0	0	10.00	06/24/2009
	7,935	0	0	9.47	01/18/2010
	7,935	0	0	9.75	03/16/2011
	7,500	0	0	11.83	07/24/2012
	7,500	0	0	13.55	11/19/2014
	7,500	0	0	12.15	01/21/2015
	1,500	6,000	6,000	9.91	06/01/2017
	0	7,500	7,500	8.29	06/02/2018

(1)	Stock options granted in 2008 vest in five equal, annual increments beginning on June 2, 2009 and continuing on June 2 of each year thereafter until fully vested.
(2)	Stock options are exercisable for 10 years from the date of grant.

The following table sets forth information about stock options exercised during 2008 by the named executive officers.

Option Exercises - Fiscal Year-End 2008 Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise
	(#)	($)
Robert J. McCormick	308,700	436,641
Robert T. Cushing	396,833	755,053
Scot R. Salvador	23,805	57,846

Value realized upon exercise represents the unrealized difference between the option price and the market price on the date the option was exercised multiplied by the number of option units exercised.  None of the shares of common stock acquired as a result of the exercise of stock options in 2008 have been sold by Messrs. McCormick, Cushing or Salvador, although each of them surrendered previously acquired shares of common stock in payment of the option exercise price.  During 2008, Mr. McCormick disgorged to TrustCo approximately $114,000 of the presumed value realized upon exercise of the options above due to prior purchases of TrustCo common stock.

In addition to the stock option grants noted above, the Company has previously issued awards under the TrustCo Bank Corp NY Performance Bonus Plan.  Awards have been made to Messrs. McCormick, Cushing, and Salvador under this plan and to former Chief Executive Officer Robert A. McCormick.  As further discussed above in the Compensation Discussion and Analysis, the value of the Performance Bonus Units is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the plan.  In 1997, Mr. Cushing was awarded 524,702 units at a split-adjusted price of $5.95 per unit.  In 2004, Robert J. McCormick was awarded 524,702 units at a price of $10.78, and in 2004, Mr. Salvador was awarded 524,702 units at a price of $13.15.  The unit prices were the TrustCo stock price on the day of the award.  These units have no expiration date and are not valued for accounting purposes until a change of control has occurred.

Pensions and Nonqualified Deferred Compensation Benefits

TrustCo sponsors a defined benefit pension plan covering substantially all employees.  Benefits are based on years of service and the employee’s highest average compensation during five consecutive years of employment.  Compensation reflects that compensation which is treated as FICA wages without regard to the Social Security taxable wage base.  Compensation also includes any amounts that are treated as salary reduction contributions and used to purchase nontaxable benefits under Section 125 or Section 401(k) of the Internal Revenue Code, but excludes bonuses, overtime, commissions, and other incentive pay.  A participant’s normal retirement benefit under the pension plan is an annual pension benefit commencing on his normal retirement date payable in an amount equal to a “Regular Benefit” plus a “Supplemental Benefit,” calculated as follows:

Regular Benefit:
1.	December 31, 1988 accrued benefit; plus

2.	1.25% of his or her average annual compensation, multiplied by creditable service after December 31, 1988 up to thirty years; plus
Supplemental Benefit:
3.	0.65% of his or her average annual compensation in excess of his or her covered compensation after December 31, 1988 multiplied by creditable service up to 35 years.

As discussed in the Compensation Discussion and Analysis, benefits under the pension plan were frozen effective December 31, 2006, and the plan closed to new participants effective that date.  The following table presents a summary of benefits payable to each of the named executive officers.

Pension Benefits
(December 31, 2008)

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1)	Payments During Last Year
		(#)	($)	($)
Robert J. McCormick	Retirement Plan of Trustco Bank	11	136,837	--
Robert T. Cushing	Retirement Plan of Trustco Bank	13	250,309	--
Scot R. Salvador	Retirement Plan of Trustco Bank	11	92,087	--
Robert M. Leonard	Retirement Plan of Trustco Bank	18	83,606	--
Sharon J. Parvis	Retirement Plan of Trustco Bank	18	214,702	--
________________
(1)
The Present Value of Accumulated Benefits was determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles for 2008, with the retirement age being assumed to be the normal retirement age as defined in the plan.

Executives Eligible for Early Retirement:  Participants in the pension plan are eligible for early retirement at age 55 and 10 years of vesting service.  Early retirement benefits are determined using the same formula that is used for normal retirement benefits, but are reduced as follows:

Age at Early Retirement Date	Percent of Regular Benefit	Percent of Supplemental Benefit
64	96%	93.33%
63	92%	86.67%
62	88%	80.00%
61	84%	73.33%
60	80%	66.67%
59	76%	63.33%
58	72%	60.00%
57	68%	56.67%
56	64%	53.33%
55	60%	50.00%

Of the named executive officers, only Sharon J. Parvis is eligible for early retirement.

The following table provides information regarding nonqualified deferred compensation received by the named executive officers.

Nonqualified Deferred Compensation (December 31, 2008)

Name	Executive Contributions in Last Fiscal Year	Registrant(1) Contributions in Last Fiscal Year	Aggregate Earnings in Last Fiscal Year	Aggregate Withdrawals/ Distributions	Aggregate Balance at End of Last Fiscal Year
	($)	($)	($)	($)	($)
Robert J. McCormick	--	167,949	--	--	1,576,971
Robert T. Cushing	--	140,290	--	--	3,244,059
Scot R. Salvador	--	93,250	--	--	734,353
_________________
(1)	Such amounts are included within those numbers shown on the Summary Compensation Table.

The amounts contributed for Messrs. McCormick, Cushing, and Salvador reflect the annual contribution for TrustCo’s SERP.  Under this plan, the amount of the supplemental retirement benefit payable to a participant is based upon contributions by TrustCo that are actuarially calculated to achieve a benefit at normal retirement that approximates the difference between (a) the total retirement benefit the participant would have received under Trustco’s defined benefit retirement plan without taking into account limitations imposed by the defined benefit plan and applicable law on compensation, annual benefits and years of service, and (b) the retirement benefit the participant is projected to receive under the defined benefit retirement at normal retirement.  The SERP provides benefits based upon years of service to a maximum of 40 years.  The supplemental account balance of a participant on any valuation date may not exceed $7 million.

Payments to participants are made after the participant has terminated employment with TrustCo or Trustco Bank and has either completed five years of vested service or is eligible for early retirement under the retirement plan.  Each of the plan participants has completed five years of vested service and is therefore vested in the SERP aggregate amount above.  Benefits can be paid in a lump sum or spread over a period of five years in the case of normal retirement.  As discussed in the Compensation Discussion and Analysis, the SERP has been frozen and no new contributions will be made on behalf of participants.

Potential Post-Employment Payments

As discussed above, Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador have entered into employment contracts with the Company that provides for post-employment benefits in the case of retirement, death, or disability and in a change of control.  (The meanings of those terms are discussed above under “Executive Compensation Payments and Awards.”)  Additionally, in a change of control, the interests of Messrs. McCormick, Cushing, and Salvador in the TrustCo Performance Bonus Plan units they were awarded and their benefits under the medical insurance program vest.

The following table reflects the amount of compensation payable to each of the named officers, including Messrs. McCormick, Cushing and Salvador, in the event of termination of such executive’s employment. The amounts would be paid in accordance with each person’s employment agreement (if any) and other benefit plans and agreements as discussed in the preceding sections. The amounts shown assume that such termination was effective as of December 31, 2008, and thus includes amounts earned through such time and are estimates of the amounts that would be paid out to the executives upon their termination. The amounts shown relating to stock options and performance bonus units are based on the fair market value of TrustCo common stock on December 31, 2008 of $9.51. Using that value, all currently unvested options awarded in 2008 would have an unrealized value of $1.22 per share acquired upon exercise of the option, although the remaining unexercised options awarded and the performance bonus units awarded to Messrs. McCormick and Salvador would have no value. The actual amounts to be paid out can only be determined at the time of such executive’s termination of employment.

Termination and Change in Control Payments
	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement(3) Without Change in Control or Termination Upon Disability(4)	Death[5]	Termination and Change in Control
Robert J. McCormick
Salary and Bonus	$--	$--	$760,000	$--	$380,000	$2,158,780
Insurance and other perquisites(6)	--	--	80,158	80,158	80,158	130,158
Pension benefits(7)	136,837	136,837	136,837	136,837	136,837	136,837
Supplemental Retirement Plan	--	1,584,836	1,584,836	1,584,836	1,584,836	1,584,836
Stock options	--	--	--	--	--	183,000
TOTAL	$136,837	$1,721,673	$2,561,831	$1,801,831	$2,181,831	$4,193,611

Robert T. Cushing
Salary and Bonus	$--	$--	$610,000	$--	$305,000	$1,732,705
Insurance and other perquisites(6)	--	--	199,564	199,564	199,564	249,564
Pension benefits(7)	250,309	250,309	250,309	250,309	250,309	250,309
Supplemental Retirement Plan	--	3,244,059	3,244,059	3,244,059	3,244,059	3,244,059
Performance bonus plan	--	--	--	--	--	1,867,939
Stock options	--	--	--	--	--	91,500
TOTAL	$250,309	$3,494,368	$4,303,932	$3,693,932	$3,998,932	$7,436,076

Scot R. Salvador
Salary and Bonus	$--	$--	$450,000	$--	$225,000	$1,278,225
Insurance and other perquisites(6)	--	--	43,911	43,911	43,911	93,911
Pension benefits(7)	92,087	92,087	92,087	92,087	92,087	92,087
Supplemental Retirement Plan	--	722,574	722,574	722,574	722,574	722,574
Stock options	--	--	--	--	--	91,500
TOTAL	$92,087	$814,661	$1,308,572	$858,572	$1,083,572	$2,278,297
__________________
(See next page for footnotes.)

	Termination for “Good Cause”(1)	Resignation by Officer Without Change in Control	Termination by Company Without Good Cause and Without Change in Control(2)	Retirement(3) Without Change in Control or Termination Upon Disability(4)	Death[5]	Termination and Change in Control
Robert J. Leonard
Salary and Bonus	$--	$--	$--	$--	$120,000	$--
Pension benefits(7)	83,606	83,606	83,606	83,606	83,606	83,606
Stock options	--	--	--	--	--	12,200
TOTAL	$83,606	$83,606	$83,606	$83,606	$203,606	$95,806

Sharon J. Parvis
Salary and Bonus	$--	$--	$--	$--	$120,000	$--
Pension benefits(7)	214,702	214,702	214,702	214,702	214,702	214,702
Stock options	--	--	--	--	--	9,150
TOTAL	$214,702	$214,702	$214,702	$214,702	$334,702	$223,852
__________________
Termination and Change in Control Footnotes:
(1)
“Good Cause” means the named executive officer’s commission of an act of fraud, embezzlement or theft constituting a felony against either of the Company or Trustco Bank as finally determined by a court of competent jurisdiction or an unequivocal admission by the executive officer.

(2)
The amounts in this column represent the payments due under the remaining term of the employment agreements of Messrs. McCormick, Cushing and Salvador, assuming no changes in the amount of base salary. The employment agreements renewed on January 1, 2008 for a new term of three years each. Ms. Parvis and Mr. Leonard do not have employment agreements with the Company.

(3)
“Retirement” means termination of employment at the earliest retirement date applicable to the named executive officer under the Trustco Bank retirement plan. As of December 31, 2008, only Ms. Parvis was eligible to receive retirement benefits under such plan. Please also refer to the Pension Benefits table and the related discussion.

(4)
“Disability” means a mental or physical condition which (i) in the opinion of a physician mutually agreed upon the by board of directors of the Company and Trustco Bank and the named executive officer, will prevent such officer from carrying out the material job responsibilities or duties to which the officer was assigned at the time the disability was incurred and (ii) is expected to last for an infinite duration or a duration of more than six months.

(5)
The Company provides a death benefit to all employees under which it makes a payment, in the amount of one year’s salary of the deceased employee, to the surviving spouse, if any, of the deceased employee.

(6)
Includes the estimated cost, using the assumptions used for financial reporting purposes under generally accepted accounting principles, of health and life insurance for the lifetime of the named officer or his spouse, plus an estimated $40,000 for the transfer of the officer’s company car and $10,000 for the transfer of club membership when contractually required.

(7)
The actuarial present value of the named executive officer’s accumulated benefit under Trustco Bank retirement plan, determined using the same assumptions used for financial reporting purposes under generally accepted accounting principles.  Benefits under the plan will be paid in accordance with the terms of the plan, which do not provide for payment of benefits in a lump sum.

2008 Director Compensation Table

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	Nonequity Incentive Plan Compensa-tion	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings	All Other Compensa-tion		Total
	($)	($)	($)(1)	($)	($)	($)		($)
McCormick, RA	123,000	--	1,680	--	--	509,449	(2)	634,129
Lucarelli, JA	123,000	--	1,680	--	--	--		124,680
Maggs, TO	123,000	--	1,680	--	--	--		124,680
Marinello, AJ,	123,000	--	1,680	--	--	--		124,680
Powers, WD	123,000	--	1,680	--	--	--		124,680
Purdy, WJ	123,000	--	1,680	--	--	--		124,680
_________________
(1)
On June 2, 2008, directors received options to acquire 2,000 shares of common stock under the Directors’ Stock Option Plan.  These options are fully vested and expire on June 2, 2018.  The exercise price of $8.29 per share was the closing price of the Company stock on the date the option was awarded.  The value of these options as recognized in TrustCo’s financial statements in accordance with generally accepted accounting principles is $0.84 per option share.

(2)
Includes $300,000 paid under a consulting agreement and for the noncompetition covenant set forth in that agreement, retirement and pension plan payments of $89,151 and perquisites of $120,298 (including tax payments on such benefits of $54,435).

Directors who are not also executive officers of TrustCo or Trustco Bank were paid a meeting fee of $9,000 until July, then $10,000 for the remainder of the year.  Directors also may participate in TrustCo’s Directors Stock Option Plan and Directors Performance Bonus Plan.

The Directors Stock Option Plan provides for periodic grant of options to directors as approved by the Compensation Committee of the board (composed of all independent directors).  The option price is set as the market price on the day the grants are awarded.  Outstanding options held by directors are as follows:

Robert A. McCormick*	1,061,500
Joseph A. Lucarelli	16,040
Thomas O. Maggs	4,000
Anthony J. Marinello, M.D.	18,685
William D. Powers	8,000
William J. Purdy	18,685

*Includes 1,053,500 options awarded to Mr. McCormick while he was President and Chief Executive Officer of TrustCo and Trustco Bank.

TrustCo directors who are not also employees of TrustCo or Trustco Bank are eligible to participate in the TrustCo Bank Corp NY Directors Performance Bonus Plan, which was adopted by the TrustCo board in 1997.  Under the Directors Performance Bonus Plan, nonemployee directors are eligible to be awarded “units,” the value of which is based upon the appreciation in value of TrustCo’s common stock between the date of the award and the occurrence of a “change in control” as defined in the Directors Performance Bonus Plan.  (The definition of change in control is the same as the definition contained in the employment agreements for TrustCo’s named executive officers.)  The units so awarded vest, and payments under the Directors Performance Bonus Plan are to be made, only upon the occurrence of a change in control.  Each nonemployee director has been awarded 34,981 units under the Directors Performance Bonus Plan at a base price of $5.95 per unit, except for Mr. Lucarelli, whose base price is $8.59 per unit, and Mr. Maggs, whose base price is $10.59 per unit.  Mr. McCormick was awarded 1,399,205 units at a price of $5.95 per unit in 1997 as the Company’s Chief Executive Officer.

TrustCo and Robert A. McCormick entered into a consulting agreement under which Mr. McCormick will serve as a consultant to the board of directors of TrustCo and to the board of directors of each of its affiliates, rendering to such boards and to individual members of such boards consulting services and advice on an as-needed basis with respect to matters pertaining to TrustCo and its affiliates.  The services rendered will be as advisory only, and Mr. McCormick's services as a consultant will be rendered during his lifetime at such times and places as may be mutually convenient to the boards and Mr. McCormick.  This contract took effect on June 1, 2006 and has a five-year term.

In compensation for the services to be rendered by Mr. McCormick under the consulting agreement and for the noncompetition covenant set forth in that agreement, TrustCo pays Mr. McCormick an annual fee in the amount of $300,000.  This was paid on June 1, 2008, 2007 and 2006, and future payments may be in cash or in any other vehicle mutually acceptable to the parties, including but not limited to, life insurance.  The full remaining amount of unpaid annual fees under the consulting agreement will be payable in full in the event of Mr. McCormick’s death or permanent disability.

Also as part of the consulting agreement Mr. McCormick is provided office facilities and the use of a personal secretary, ongoing use of a company vehicle, club, health insurance, estate planning services, and tax payments on these benefits.  The cost of these is included in the table as other compensation.

Under the Robert A. McCormick employment agreement, TrustCo and/or Trustco Bank will provide to Mr. McCormick and his wife, for the rest of Mr. McCormick's life, or the life of his spouse, the same health insurance benefits provided to Mr. McCormick and his family by TrustCo and Trustco Bank prior to his retirement at no cost.  TrustCo and Trustco Bank will also provide to Mr. McCormick for his life the same life insurance benefits provided to retirees by TrustCo and Trustco Bank under their life insurance plan.  As a retired employee, Mr. McCormick also participates in and receives benefits from the Trustco Retirement Plan in accordance with the plan provisions.

S.E.C. Form 10-K

Upon written request, TrustCo will provide without charge a copy of its Annual Report on Form 10-K.  Requests and related inquiries should be directed to: Thomas M. Poitras, Secretary, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Code of Conduct

Upon written request, TrustCo will provide without charge a copy of its Code of Conduct.  Requests and related inquiries should be directed to: Robert M. Leonard, Administrative Vice President-Personnel, TrustCo Bank Corp NY, P.O. Box 1082, Schenectady, New York 12301-1082.

Ownership of TrustCo Common Stock by Certain Beneficial Owners

TrustCo is not aware of any person who, as of the date hereof, is the beneficial owner of more than 5% of its common stock, except as described below:

Name and Address:	Amount		Percent
Franklin Resources Inc	6,382,301	(1)	8.40%
Charles B. Johnson
Rupert H. Johnson, Jr.
Franklin Advisory Services LLC
One Franklin Parkway
San Mateo, CA 94403
Barclays Global Investors, N.A.	5,530,744	(2)	7.27%
Barclays Global Fund Advisors
Barclays Global Investors, Ltd
Barclays Global Investors Japan Trust and Banking Company Limited
Barclays Global Investors Japan Limited
Barclays Global Investors Canada Limited
Barclays Global Investors Australia Limited
Barclays Global Investors (Deutschland) AD 45 Fremont Street
San Francisco, California 94105

(1)
Based solely upon a Schedule 13G filed with the Securities and Exchange Comission by the listed persons on February 2, 2009, containing information as of December 31, 2008.  Franklin Resources, Inc. (“Franklin”) indicated in the filing that Franklin Advisory Services LLC had sole voting power for 6,195,616 shares and sole dispositive power for 6,376,216 shares, and Franklin Templeton Portfolio Advisory, Inc had sole voting and dispositive power for 6,085 shares.  Charles B. Johnson and Rupert H. Johnson, Jr. each owns in excess of 10% of the outstanding common stock of Franklin and are the principal stockholders of Franklin.

(2)
Based solely upon a Schedule 13G filed with the Securities and Exchange Commission by the listed persons on February 6, 2009, containing information as of December 31, 2008.  The reporting entities, taken as a whole, report sole voting power with respect to 4,298,175 shares and sole dispositive power with respect to 5,530,744 shares.  According to the filing, the reported shares are held by the reporting entities in trust accounts for the economic benefit of the beneficiaries of those accounts.

On March 2, 2009, the Trust Department of Trustco Bank held 1,536,740 shares of TrustCo common stock as executor, trustee, and agent (2.02% of outstanding shares) not otherwise reported in this proxy statement.  Neither TrustCo nor Trustco Bank has any beneficial interest in these shares.

Transactions with TrustCo and Trustco Bank Directors, Executive Officers and Associates

The Company has adopted policies and procedures for the review, approval or ratification of transactions with its directors and executive officers or their related persons, such as immediate family members.  TrustCo’s Code of Conduct requires transactions between TrustCo or Trustco Bank and any of their directors or executive officers (or their respective immediate family members) be fully disclosed and be reviewed and, if appropriate, approved by the board or board members who do not have an interest in the transaction in question.

Certain directors and executive officers of TrustCo and Trustco Bank, or corporations and firms with which these individuals are associated, are also deposit or trust customers of Trustco Bank, or have obtained loans or other extensions of credit from Trustco Bank.  TrustCo expects that they will continue to be deposit, trust or loan customers of Trustco Bank in the future.  All such loans, however, were made in the ordinary course of business, do not involve more than normal risk of collectibility, do not present other unfavorable features, and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the same time for comparable Trustco Bank transactions with unaffiliated persons.  Further, federal regulations require that all loans or extensions of credit to TrustCo executive officers and directors by Trustco Bank be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, except for loans made under programs generally available to all employees, and must not involve more than the normal risk of repayment or present other unfavorable features.  Also under federal regulations, loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, are in excess of the greater of $25,000 or 5% of the institution’s capital and surplus (up to a maximum of $500,000) must be approved in advance by a majority of the disinterested members of the board of directors.  TrustCo and Trustco Bank have adopted written policies and procedures that implement these requirements.

Thomas O. Maggs is the president and principal owner of Maggs & Associates, which TrustCo has retained for assistance in obtaining commercial insurance coverage and has paid commission premiums for such services of $96,315 in 2008.  In addition, Trustco Bank obtains legal services from, and pays fees to, Overton, Russell, Doerr and Donovan, LLP, a law firm in which Thomas R. McCormick, son of Robert A. McCormick and brother of Robert J. McCormick, is a partner.  Trustco Bank obtains such services at rates that are substantially the same as those the firm charges other clients, and the firm is one of a number of law firms that is retained by TrustCo to provide legal services to it.  During the year ended December 31, 2008, $321,658 of legal fees were paid to Overton, Russell, Doerr, and Donovan, LLP.  Also, TrustCo has entered into a consulting agreement with Robert A. McCormick as more specifically set forth in the discussion of Director Compensation.  Each of the loans and other transactions described above was approved by the board of directors, or appropriate board committee, in accordance with TrustCo and Trustco Bank policies.

Insurance for Indemnification of Officers and Directors

TrustCo’s bylaws provide detailed procedures to address circumstances under which an officer or director of TrustCo may seek indemnification from TrustCo and when such indemnification may be authorized.  TrustCo’s employment agreements with Robert J. McCormick, Robert T. Cushing, and Scot R. Salvador contain provisions that obligate TrustCo or Trustco Bank to indemnify the officers under certain circumstances.  The form of these agreements was filed as an exhibit to the Current Report on Form 8-K filed December 22, 2008 (these agreements have subsequently been amended, as disclosed in a Current Report on Form 8-K filed March 17, 2009).  TrustCo renewed insurance for the indemnification of its executive officers and directors and executive officers and directors of Trustco Bank from St. Paul Mercury Insurance Company effective for the one-year period from October 10, 2008 to October 10, 2009.  The cost of this insurance was $281,000, and coverage is provided to all executive officers and directors of TrustCo and Trustco Bank.  TrustCo’s board of directors has no knowledge of any claims made or sum paid pursuant to such insurance policy during 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires TrustCo’s directors, executive officers, and persons who own more than 10% of a registered class of TrustCo’s equity securities to file initial reports of ownership and reports of changes in ownership in TrustCo’s common stock with the S.E.C. and to furnish TrustCo with copies of all Section 16(a) reports they file.

Based solely on a review of the copies of such reports furnished to TrustCo, and written representations that no other reports were required during the fiscal year ended December 31, 2008, all Section 16(a) filing requirements have been met.

SHAREHOLDER PROPOSALS

Shareholder proposals to be considered for inclusion in a proxy statement in connection with any forthcoming annual meeting of shareholders of TrustCo must be submitted to TrustCo on a timely basis.  Proposals for inclusion in TrustCo's proxy statement and form of proxy for the annual meeting of shareholders expected to be held in May of 2010 must meet the requirements established by the Securities and Exchange Commission for shareholder proposals and must be received by TrustCo at its principal executive offices no later than December 7, 2009.  Proposals intended to be considered at the 2010 annual meeting but that are not to be included in TrustCo’s proxy statement must be received at TrustCo’s principal executive offices not later than February 7, 2010.  Any such proposals, together with any supporting statements, should be directed to the Secretary of TrustCo.

TRUSTCO SHAREHOLDERS

TO ASSURE THAT YOUR SHARES ARE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND PROMPTLY RETURN THE ACCOMPANYING TRUSTCO PROXY CARD IN THE ENVELOPE PROVIDED.  IF YOU PLAN TO ATTEND THE ANNUAL MEETING AND ARE A SHAREHOLDER OF RECORD, PLEASE MARK THE PROXY CARD APPROPRIATELY AND RETURN IT.  HOWEVER, IF YOUR SHARES ARE NOT REGISTERED IN YOUR OWN NAME, PLEASE ADVISE THE SHAREHOLDER OF RECORD (YOUR BANK, BROKER, ETC.) THAT YOU WISH TO ATTEND.  THAT FIRM MUST PROVIDE YOU WITH EVIDENCE OF YOUR OWNERSHIP, WHICH WILL ENABLE YOU TO GAIN ADMITTANCE TO THE ANNUAL MEETING.

APPENDIX A

AUDIT COMMITTEE CHARTER

TRUSTCO BANK CORP NY

AS APPROVED BY THE BOARD OF DIRECTORS
ON FEBRUARY 17, 2009

Purpose

The Audit Committee (the “Committee”) of TrustCo Bank Corp NY (the “Company”) is appointed by the board of directors (the “board”) of the Company to assist the board in fulfilling its oversight responsibilities.  The Committee’s primary duties and responsibilities are to assist the board with respect to:

1.	The adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial reports to the public.

2.	The independence and performance of the Company’s internal auditors and its external independent auditor (“Independent Auditor”).

3.	The Company’s compliance with legal and regulatory requirements.

Membership

The Committee shall be comprised of not less than three members of the board.

All members of the Committee shall satisfy the experience and independence requirements of the Securities Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934 and the rules and regulations thereunder, the Federal Deposit Insurance Corporation (“FDIC”) pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 and the rules and regulations thereunder, and the rules and regulations of the National Association of Securities Dealers, Inc. (“NASD”).  Each member shall be financially literate in accordance with the requirements of the NASD and the SEC, as determined by the board in its business judgement and in accordance with applicable law and regulations.

Areas of Review

The Committee shall:

1.	Review and approve the appointment, compensation, or termination of the Independent Auditor.

Appendix - A-1

2.	Evaluate the performance of the Independent Auditor and recommend that the board either appoint or replace the Independent Auditor.

3.	Meet with the Independent Auditor prior to the audit to review the planning for the engagement and the associated fees.

4.
Obtain from the Independent Auditor the disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the Independent Auditor’s communications with the Audit Committee concerning independence, and discuss with the Independent Auditor the Independent Auditor’s independence.

5.	Approve in advance all engagements of the Independent Auditor to provide non-audit services.

6.
Discuss with the Independent Auditor certain matters required to be communicated to audit committees in accordance with professional standards, including the auditor’s responsibility under Generally Accepted Auditing Standards, significant accounting policies, management accounting estimates and significant audit adjustments.

7.
Obtain from the Independent Auditor the required disclosures regarding any material misstatement of the consolidated financial statements of the Company and to the extent that they come to their attention, any instances of fraud or illegal acts which are required to be disclosed in accordance with the Private Securities Litigation Reform Act of 1995.

8.
Review with the Independent Auditor any problems or difficulties the auditor may have encountered and any management letter provided by the Independent Auditor and the Company’s response to that letter. Such review should include:

a.	Any difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information, any disagreements with management.

b.	Any significant changes required in the scope of the audit.

c.	Any significant recommendations concerning the internal audit program.

9.
Review and discuss with management the audited financial statements, including major issues regarding accounting and auditing principles and practices as well as the adequacy of the internal controls that could significantly affect the Company’s financial statements.

10.
Review with management and the Independent Auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures impacting the Company’s consolidated financial statements.

Appendix - A-2

11.	Review with management the Company’s quarterly consolidated financial statements and Form 10-Q filings including the results of the Independent Auditor’s review.

12.	Review and recommend the internal audit program for board approval.

13.	Review the significant reports to the Committee prepared by the Internal Auditor and management’s responses.

14.	Review the appointment of the Internal Auditor.

15.
Review with the Company’s counsel or appropriate Company personnel legal matters that may have a material impact on the Company’s financial statements, the Company’s compliance policies, and any material reports or inquiries received from regulators or governmental agencies that have not been previously reviewed by the full board.

16.	Prepare any report required by the rules of the SEC or NASD to be included in the Company’s annual proxy statement.

17.	Review and assess, at least annually, the adequacy of this charter and recommend any proposed changes to the board.

18.
Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission by Company employees of concerns regarding questionable accounting or auditing matters (Exhibit 1).

19.	Comply with the applicable rules and regulations of the NASD, SEC, FDIC and OTS regarding the membership and operation of an audit committee.

20.	Review and approve all “related-party transactions”. Related-Party transactions shall refer to transactions required to be disclosed pursuant to SEC Regulation S-K, item 404.

21.	Review with management the summary of Suspicious Activity Reports filed.

The forgoing shall be the common recurring activities of the Committee in carrying out its functions.  These functions are set forth as a guide with the understanding that the Committee may diverge from this guide as appropriate in light of the circumstances. The Committee believes that its policies and procedures should remain flexible in order to best react to changing conditions and to ensure to the directors and shareholders of the Company that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

While the Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management of the Company and the Independent Auditor. It is not the responsibility of the Committee to conduct investigations or to assure compliance with laws and regulations of the Company’s Code of Conduct.

Appendix - A-3

Committee Structure and Operations

The board must designate one member of the Committee as its chairperson.  The Committee must meet once every fiscal quarter, or more frequently if circumstances dictate, to discuss with management the annual audited financial statements and quarterly financial statements, as applicable.  The Committee should periodically meet separately with management; the director of the Company’s internal auditing department and the independent auditors to discuss any matters that the Committee or any of these persons or firms believe should be discussed privately.  The Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the board or management.

The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the board, for payment of:

1.
Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attest services for the Company.

2.	Compensation of any advisers employed by the Committee.

3.	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

Appendix - A-4

EXHIBIT 1

AUDIT COMMITTEE POLICY AND PROCEDURES FOR
RECEIPT AND TREATMENT OF COMPLAINTS
REGARDING ACCOUNTING AND AUDIT MATTERS

TRUSTCO BANK CORP NY

AS APPROVED BY THE BOARD OF DIRECTORS
ON FEBRUARY 17, 2009

I.	PURPOSE

The Audit Committee (the “Committee”) has adopted the following policy and corresponding procedures for the submission of complaints, including complaints of employees of TrustCo Bank Corp NY and its subsidiaries (collectively, “TrustCo”), regarding accounting, internal accounting controls and auditing matters.  This policy is designed to ensure that all complaints are received, investigated and retained in a formalized, ethical, confidential and anonymous manner.  Any employee of TrustCo may submit a good faith complaint regarding accounting, internal accounting controls or auditing matters in accordance with this policy without fear of dismissal or retaliation of any kind.  TrustCo is committed to achieving compliance with all applicable accounting standards, internal accounting controls and audit practices.

Complaints regarding questionable accounting, internal accounting controls or auditing matters include, without limitation, the following:

▪	fraud or deliberate error in the preparation, evaluation, review or audit of any financial statement of TrustCo;

▪	fraud or deliberate error in the recordation and maintenance of financial records of TrustCo;

▪	deficiencies in or noncompliance with TrustCo’s internal accounting controls;

▪	misrepresentation or false statements to or by a senior officer or accountant regarding a matter contained in the financial records, financial reports or audit reports of TrustCo; or

▪	deviation from full and fair reporting of TrustCo’s financial condition.

II.	SUBMISSION OF COMPLAINTS

Complaints regarding accounting, internal accounting controls or auditing matters may be submitted to the Committee as follows:

•
Submit a confidential memorandum to TrustCo’s internal auditor at P.O. Box 627, Schenectady, NY 12301. In the memorandum, the complaining party should identify the subject of his or her complaint and the practices that are alleged to constitute improper accounting, internal accounting controls or auditing matters, providing as much detail as possible.  The internal auditor will submit a copy of the memorandum to the chair of the Committee; then

Appendix - A-5

▪
If the complaining party is not satisfied with the response to the complaint, the complaining party should submit a confidential memorandum to William D. Powers, Chairman of the Audit Committee, 5 Sarnowski Drive, Glenville, NY 12302.  The memorandum should identify the subject of the complaint and the practices that are alleged to constitute improper accounting, internal accounting controls or auditing matters, providing as much detail as possible.

Complaints may be submitted anonymously.

Retaliation against any person who honestly and in good faith reports a complaint as described above regarding accounting, internal accounting controls or auditing matters, including illegal or unethical conduct, will not be tolerated and will be cause for discipline.  A person may report retaliation by the same procedure described above for reporting complaints.

III.	REVIEW OF COMPLAINTS

Upon receipt of a complaint, the internal auditor will direct such other persons as the Committee or the internal auditor determines to be appropriate to:

▪	determine whether the complaint actually pertains to accounting, internal accounting controls or auditing matters;

▪	acknowledge receipt of the complaint to the complaining party, when possible; and

▪	summarize the complaint for presentation to the Committee.

If the complaint is related to accounting, internal accounting controls or auditing matters, the Committee will oversee a review of the complaint by TrustCo’s internal auditor, compliance officer or such other persons as the Committee determines to be appropriate.  The complaint and the attendant review will be conducted in a confidential manner to the fullest extent possible.  Upon completion of review of the complaint, the Committee shall determine the appropriate means of addressing the complaint and delegate that task to the appropriate member of senior management or take such other action as the Committee deems necessary or appropriate, including obtaining outside counsel or other advisors to assist the Committee.

The internal auditor, compliance officer or such other person as the Committee determines to be appropriate, shall be available for follow-up inquiries from people submitting complaints.

IV.	RETENTION OF RECORDS REGARDING COMPLAINTS

The internal auditor, at the direction of the Committee, shall maintain a record of all complaints, tracking their receipt, investigation and resolution and shall prepare a report annually summarizing any complaints received pursuant to this policy during the preceding fiscal year of TrustCo and any action taken on those complaints.  The record and annual reports shall be maintained in a confidential file held by the internal auditor.

Appendix - A-6

V.	DISCIPLINARY ACTION

Nothing in this policy shall limit TrustCo, the board of directors of TrustCo or the Committee from taking such disciplinary action under TrustCo’s Code of Conduct Manual or other applicable policies as may be appropriate with respect to any matter that is the subject of a complaint.

VI.	REVIEW OF POLICY

The Committee will review this policy and the corresponding procedures on a periodic basis.

* * * * *

Appendix - A-7

The Board of Directors recommends a vote “FOR” proposals 1 and 2 below.

1.	Election of Thomas O. Maggs, Robert J. McCormick, and William J. Purdy as directors for three-year terms.

FOR ALL        WITHELD FOR ALL            FOR ALL EXCEPT the following nominee:_______

2.	Ratification of the appointment of Crowe Horwath LLP as TrustCo’s independent auditors for 2009.

FOR                 AGAINST                      ABSTAIN

Special Notes:     I PLAN
TO BRING
A GUEST

I plan to attend meeting

Comments on reverse side

Signatures	Date , 2009

Please sign and date this proxy card exactly as your name(s) appears on the above and return it promptly whether or not you plan to attend the meeting. If signing for a corporation or partnership or as an agent, attorney or fiduciary, indicate the capacity in which you are signing. If you do not attend the meeting and decide to vote by ballot, such vote will supersede this proxy.

PLEASE READ REVERSE SIDE OF THIS PROXY

ADMISSION TICKET

TRUSTCO
Bank Corp NY

Annual Meeting of Shareholders

Monday, May 18, 2009

10:00 AM

Mallozzi’s Restaurant
1930 Curry Road
Rotterdam, NY 12303

AGENDA

Introductions and Welcome
Chairman’s Remarks
Election of Directors
Ratification of the Appointment of Independent Auditors
General Discussion

If you and your guest plan on attending the Annual Meeting, please mark the appropriate box in the Special Notes section of the proxy card above. Please present this ticket for attendance.

This proxy is solicited on behalf of the Board of Directors of TrustCo Bank Corp NY for the annual Meeting of Shareholders to be held at Mallozzi’s Restaurant, 1930 Curry Road Rotterdam, NY 12303, on May 18, 2009.

The person whose name and signature appears on the front of this card hereby appoints Paul Heiner and William F. Terry, and each of them, the proxy or proxies of such person, with full power of substitution, to vote all shares of common stock of TrustCo Bank Corp NY which such person is entitled to vote at the Annual Meeting, and at any adjournments or postponements thereof.

This proxy will be voted as directed, but if no direction is indicated, it will be voted FOR all the nominees listed in Proposal 1, and FOR Proposal 2, and in the discretion of the proxies on such other matters as may properly come before the Annual Meeting or any adjournments postponements thereof.

Please sign and date this proxy card on the reverse side and mail promptly in the enclosed postage-paid envelope. If you do not sign and return a proxy or attend the meeting and vote by ballot, your shares cannot be counted.

COMMENTS:

(If you have written in the above space, please mark the “Comments” box on the other side of this card.)